Exhibit 10.5
FORM OF
RESTRICTED SHARE UNIT AGREEMENT
PURSUANT TO THE
AMENDED AND RESTATED
TRONOX HOLDINGS PLC
MANAGEMENT EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED SHARE UNITS WITH TSR METRIC

* * * * *

Participant:

Grant Date:

Vest Date:      (or if this date is not a trading day on the NYSE, the next trading day)

Number of Restricted Share Units granted:

* * * * *

    THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Tronox Holdings plc (the “Company”), and the Participant specified above, pursuant to the Amended and Restated Tronox Holdings plc Management Equity Incentive Plan (the “Plan”), which is administered by the Committee; and

        WHEREAS, it has been determined by the Committee under the Plan that it would be in the best interests of the Company to grant and issue the Restricted Share Units provided herein to the Participant on and subject to the terms and conditions of the Plan and this Agreement (“TSR RSUs”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt Certain Defined Terms. This Agreement is an Award Agreement for the purpose of the Plan. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. Unless otherwise provided herein, in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of Restricted Share Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, on or as soon as practicable after the date of execution of this Agreement the number of TSR RSUs specified above. The Participant agrees and understands that except as provided by the Plan nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement. The Participant also agrees and understands that the TSR RSUs are not Shares and do not confer rights on the Participant as a Shareholder.
3.Vesting.
(a)Total Shareholder Return Vesting. Except as otherwise provided in this Section 3, the TSR RSUs subject to this Agreement shall vest based upon the Company’s Total Shareholder Return over the Measurement Period. The “Measurement Period” shall mean the period commencing on the first day of the calendar quarter immediately preceding the Grant Date and ending on the last day of the calendar quarter immediately preceding the third (3rd) anniversary of the start of the Measurement Period.
(i)Subject to the Participant’s continued employment on the Vest Date, the number of TSR RSUs that shall vest pursuant to this Section 3(a) shall be equal to the aggregate number of TSR RSUs multiplied by the applicable TSR Payout Percentage. The following table shall be used to determine the “TSR Payout Percentage”:

Three-Year Total Shareholder Return Percentile Ranking	TSR Payout Percentage
65th percentile or higher (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%

To the extent that the Company’s actual Total Shareholder Return percentile ranking for the Measurement Period hereunder is between the Threshold level and the Target level or between the Target level and the Maximum level, the number of TSR RSUs to become vested hereunder shall be determined on a pro rata basis using straight-line interpolation; provided that no TSR RSUs shall become vested if the actual Total Shareholder Return percentile ranking achieved for the Measurement Period is less than the Threshold level percentile ranking set forth in the table above; and provided, further, that the maximum number of TSR RSUs that may become vested shall not exceed the number of TSR RSUs set forth in the table above corresponding to the Maximum level performance ranking. To determine the TSR Payout Percentage, performance results and TSR Payout Percentage will be rounded up/down to the nearest tenth percent (e.g. 80.57% will be rounded to 80.6%). The final number of TSR RSUs will be determined by multiplying the TSR Payout Percentage by the number of TSR RSUs at target and rounding up/down to the nearest whole unit.
(ii)The percentile ranking of the “Total Shareholder Return” (defined as Share price appreciation plus dividends reinvested) shall be the Company’s Total Shareholder Return for the Measurement Period as compared to the Total Shareholder Return for the companies, without replacement, which are set forth on Exhibit A hereto.
(iii)The Company’s Total Shareholder Return shall be the Company’s Total Shareholder Return for the Measurement Period calculated with dividends reinvested, for the Shares as reported on the applicable national exchanges on which the Shares are listed for trading and ending on the last day of the Measurement Period (or, if the Shares are not traded on that date, on the next preceding trading date on which the Shares are traded). For purposes of calculating Total Shareholder Return:

(A)The starting price for the Shares and the stock of each company in the Capital Markets Peer Group shall be the average of the closing price for each trading day within the thirty (30) trading days ending on the day before the first day of the Measurement Period; and
(B)The ending stock price for the Shares and the stock of each company in the Capital Markets Peer Group shall be the average of the closing prices for each trading day within the thirty (30) trading days ending on the last day of the Measurement Period.
(iv)In the event of an exchange, tender offer, merger, consolidation, recapitalization, split, combination or otherwise, the Committee may make appropriate adjustments to the applicable Total Shareholder Return performance metrics. The Committee’s adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.
(b)Termination in General. Except as otherwise set forth in Sections 3(c), 3(d), 3(e), 3(f), and 3(g) hereof, all unvested TSR RSUs shall immediately be canceled and forfeited upon a Termination for any reason.
(c)Termination for Death or Disability. Upon a Participant’s Termination due to the Participant’s death or Disability, all unvested TSR RSUs shall immediately become vested assuming a TSR Payout Percentage of 100%.
(d)Termination for Normal Retirement. Upon a Participant’s Termination due to the Participant’s Normal Retirement before March 5, [include year following Grant Date], all unvested TSR RSUs shall immediately be canceled and forfeited. Upon a Participant’s Termination due to the Participant’s Normal Retirement on or after March 5, [include year following Grant Date], a pro rata portion of the unvested TSR RSUs that would have been eligible to vest on the Vest Date shall remain outstanding and be eligible to vest based upon the Company’s actual performance over the Measurement Period in accordance with Sections 3(a) as applicable, in an amount determined by multiplying the number of TSR RSUs that were eligible to become vested on the Vest Date by a fraction, the numerator of which is the number of calendar days from the Grant Date to the date of Termination and the denominator of which is the number of calendar days from the Grant Date to the Vest Date. For purposes of this Agreement, “Retirement” shall mean a Termination other than a termination for Cause at or after age 65, or such earlier date after age 50 as may be approved by the Committee with regard to such Participant, in its sole discretion, subject to Section 409A of the Code.

(e)Termination without Cause. Upon a Participant’s Termination by the Company without Cause before March 5, [include year following Grant Date], all unvested TSR RSUs shall immediately be canceled and forfeited. Upon a Participant’s Termination by the Company without Cause on or after March 5, [include year following Grant Date], a pro rata portion of the unvested TSR RSUs that would have been eligible to vest on the Vest Date shall remain outstanding and be eligible to vest based upon the Company’s actual performance over the Measurement Period in accordance with Section 3(a) in an amount determined by multiplying the number of TSR RSUs that were eligible to become vested on the Vest Date by a fraction, the numerator of which is the number of calendar days from the Grant Date to the date of Termination and the denominator of which is the number of calendar days from the Grant Date to the Vest Date.

(f)Change in Control. Except as otherwise provided in a Participant’s employment agreement, if any, Section 12.1 of the Plan shall govern the treatment of the TSR RSUs in connection with a Change in Control.
(g)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion (but subject to applicable law), provide for accelerated vesting of the TSR RSUs at any time and for any reason.
4.Delivery of Unrestricted Shares. If and when TSR RSUs awarded by this Agreement become vested, the Units shall cease to be liable to be forfeited by the Participant. By no later than ten (10) days following the date on which any TSR RSUs awarded hereunder become vested the Company, subject to satisfaction of the tax withholding requirements under Section 10 below, shall (i) deliver to the Participant a certificate or book entry transfer for a number of unrestricted Shares equal to the total number of TSR RSUs that vested on such date and (ii) make a Dividend Equivalent Payment to the Participant with respect to TSR RSUs (excluding any TSR RSUs attributable to above target performance) as provided in Section 7.5.5(b) of the Plan.
5.Dividends and Other Distributions; Voting Rights.
(a)Section 7.5.5(b) of the Plan shall apply with respect to the TSR RSUs.
(b)Participants have no voting rights during period of restrictions for TSR RSUs.
(c)Section 7.5.6 of the Plan shall apply with respect to the TSR RSUs (unless the Committee determines otherwise in any particular case pursuant to Section 4.3 of the Plan).
6.No transferability. No TSR RSU granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.
7.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
8.Acknowledgment of Participant. This award of TSR RSUs does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

10.Withholding of Tax. As a condition to the distribution of Shares to the Participant, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), the amount that is sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) in any and all jurisdictions which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the TSR RSUs. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares (except as required by applicable law). The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy his or her tax obligations, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount required to be withheld in all jurisdictions or (c) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.
11.Acceptance. The Participant shall forfeit the TSR RSUs if the Participant does not execute this Agreement within a period of sixty (60) days from the date that the Participant receives this Agreement (or such other period as the Committee shall provide). The Participant consents to receive such documents by electronic delivery through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of the Award and the execution of this Agreement through electronic signature, and participant agrees to be bound by such electronic acceptance and such electronic signature.
12.Securities Representations. The TSR RSUs are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:
(a)The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 12.
(b)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the TSR RSUs must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the TSR RSUs and the Company is under no obligation to register the TSR RSUs (or to file a “re-offer prospectus”).
(c)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Shares of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the vested TSR RSUs hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
13.No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.
14.Notices. Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
(a)If such notice is to the Company, to the attention of the General Counsel of the Company or Secretary of the Company at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
(b)If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
15.Compliance with Laws. The issuance of the TSR RSUs pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, the Corporations Act, and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the TSR RSUs or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.
16.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
19.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
20.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
21.Disclosure and Use of Information. This Section 21 shall apply if you reside outside of the United States and its territories and only to the extent required by applicable law.  You hereby acknowledge that the Company holds and processes information relating to your employment, including the nature and amount of your compensation, information relating to grants made by the Company to you under this Plan or other share incentive plans, your bank details, social security or national identity number, and other personal details (“Personal Data”).  You further acknowledge that the Company is part of a group of companies operating internationally, and that, in connection with the Plan or other share incentive plans, it may be necessary for the Company to make Personal Data available to its subsidiaries and affiliates, to third-party advisors and administrators of any share incentive plans or arrangements, to service providers and other third parties in the ordinary course of business, and to regulatory authorities and tribunals (the “Third Parties”); and that these Third Parties may be located in countries other than your country of residence (the “Third Countries”), including the United States and other countries outside the European Economic Area.  You acknowledge that the laws of these Third Counties may not provide for the level of data protection equivalent to that provided for in your country of residence.  Any Personal Data made available by the Company as described above in relation to the Plan or any share incentive plan will be for the purpose of administration and management of the Plan or any other share incentive plan of the Company, on behalf of the Company, or as otherwise permitted or required by law.  You hereby authorize the Company to hold and process the Personal Data for these purposes, and to transfer to the Third Parties and Third Countries any Personal Data to the extent necessary or appropriate to facilitate the administration of the Plan or any other share incentive plan.  You authorize the Company to store and transmit Personal Data in electronic form.  You confirm that, to the extent such rights exist under applicable law, the Company has notified you of your rights of entitlement to reasonable access to the Personal Data and your rights to rectify any inaccuracies in that data.  Any inquiries may be directed to the Company’s General Counsel and Corporate Secretary.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRONOX HOLDINGS PLC

By:

Name: Jeffrey Neuman

Title: SVP, General Counsel & Secretary

PARTICIPANT

Name: